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Exhibit 10.18

GROUND LEASE

BETWEEN

HICKORY CROSSING, LLC
as Landlord

and

CARROLLTON BANK
as Tenant

Date: November 4, 2003

Property:

Hickory Crossing
Harford County, Maryland

GROUND LEASE

        THIS LEASE (the "Lease"), dated November 4, 2003, is made and entered into by and between HICKORY CROSSING, LLC, a Maryland limited liability company (the "Landlord") having an office at 14 Back River. Neck Road, Baltimore, Maryland 21221, and CARROLLTON BANK, a Maryland state chartered commercial bank (the "Tenant") having an office at 344 North Charles Street, Suite 300, Baltimore, Maryland 21201-4301

INTRODUCTORY STATEMENT

        Landlord is the owner of certain unimproved real property containing approximately 4.554 +/- acres, located in Hickory, Harford County, Maryland, which is identified as Lots 3, 5, 6 and 7, and outlined in green (the "Commercial Center") on the Revised Final Plat, Division of Lot 3-Formerly the Land of A-Blair Syndicate, dated March 7, 2003, (the "Plat") as prepared by Frederick Ward & Associates ("Landlord's Engineer"), which Plat is attached hereto as Exhibit A and incorporated herein by reference. Also attached hereto as Exhibit A-1 is the Conceptual Development Plan for the Property (the "Conceptual Development Plan"), prepared by Landlord's Engineer.

        Landlord desires to lease to Tenant and Tenant desires to rent from Landlord a portion of the Commercial Center identified as Lot 3 on the Plat, containing approximately 38,515 +/- square feet of land area and approximately .82 +/- acres as outlined in red on the Plat (the "Property") subject to and in accordance with the terms and conditions hereinafter set forth.

        NOW, THEREFORE, for good and valuable consideration, Landlord leases to Tenant and Tenant rents from Landlord the Property; together with the right to use the Common Elements (as hereinafter defined) in common with others during the Term (as hereinafter defined) of this Lease, and any renewal or extension thereof. This Lease is made upon the following terms and conditions:

        1.    Definitions.    As used in this Lease, the following terms are defined as follows:

          1.1.    Additional Rent    see Section 8.2.

          1.2.    Annual Rent

Applicable Portion of Term
Beginning	Ending	Annual Rent	Monthly Installment (Annual ÷ 12)
Rent Commencement Date ("RCD")	5th anniversary of RCD	$95,000.00	$7,916.67
5th anniversary of RCD	10th anniversary of RCD	$104,500.00	$8,708.33
10th anniversary of RCD	15th anniversary of RCD	$114,950.00	$9,579.17
15th anniversary of RCD	20th anniversary of RCD	$126,445.00	$10,537.08
First Extension Term, if exercised		$139,089.50	$11,590.79
Second Extension Term, if exercised		$152,998.45	$12,749.87
Third Extension Term, if exercised		$168,298.30	$14,024.86
Fourth Extension Term, if exercised		$185,128.13	$15,427.34

          1.3.    Building    refers to the one-story masonry building of approximately 3,200 +/- square feet to be constructed by Tenant at its cost on the Property, together with all alterations, additions, improvements, repairs, restorations and replacements thereof.

          1.4.    Commencement Date    the date of execution of this Lease by Landlord and Tenant.

          1.5.    Common Elements    The two (2) pylon signs (and the land immediately surrounding the same) to be provided and maintained by Landlord for the benefit of the Commercial Center.

          1.6.    Common Elements Operating Costs    See Section 9.2.

          1.7.    Environmental Laws    all applicable federal, state, or local law, ordinance, or regulation, as may be amended from time to time, including, but not limited to the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Air Act, and the Clean Water Act that regulate any hazardous or toxic substance, material, or waste and amendments thereto.

          1.8.    Extension Term    See Section 3.2.

          1.9.    Hazardous Materials    any hazardous or toxic substance, material, or waste, including, but not limited to, those substances, materials, and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302) and amendments thereto, or such substances, materials and wastes regulated under any Environmental Laws.

          1.10.    Initial Term    See Section 3.1.

          1.11.    Landlord's Delivery Date    the date on which Landlord delivers the Property to Tenant following substantial completion of Landlord's Land Site Improvements. Landlord's Engineer shall notify Tenant of such date in writing and such notification shall be conclusive in the absence of bad faith or fraud.

          1.12.    Landlord's Land Site Improvements    those improvements, more particularly described in Exhibit B attached hereto and incorporated herein by reference, to be constructed by Landlord on or adjacent to the Property in accordance with the terms and conditions of this Lease.

          1.13.    Landlord's Notice Address    the following address for notices or such other address as Landlord may designate in writing from time to time:

      Hickory Crossing, LLC
      c/o Kirk A. Salvo, Manager
      14 Back River Neck Road
      Baltimore, Maryland 21221

      With a Copy to:

      David H. Cole, Esquire
      Law Office of Curtis C. Coon, LLC
      305 West Chesapeake Avenue-Suite 105
      Towson, Maryland 21204

          1.14.    Landlord's Payment Address    the following address for rent payments or such other address as Landlord may designate in writing from time to time:

      Hickory Crossing, LLC
      14 Back River Neck Road
      Baltimore, Maryland 21221

          1.15.    Landlord's Property Site Improvements    the common pylon signs now or hereafter provided or constructed by Landlord that serve the Commercial Center.

          1.16.    Market Area    the greater Harford County, Maryland area.

          1.17.    Permitted Use    any lawful purpose subject to applicable zoning laws, provided, however, that in no event will Tenant, its successors, affiliates and assigns be permitted to use all or any portion of the Property for any of the following uses: (a) convenience store, delicatessen, dairy store, coffee shop, or coffee bar, bagel store, bakery, sandwich store selling cold sandwiches (such as a Subway), donut or similar shop, or a retail gasoline dispensing facility; (b) the sale of auto parts, auto accessories and/or auto supplies; (c) a drug store or business which sells or dispenses prescription drugs or for any collateral use (e.g. parking, drainage, or service drives) in support of a drug store or a business which serves or dispenses prescription drugs; (d) any use that is prohibited by a restrictive covenant (now or hereafter existing) contained in a separate lease or signed letter of intent for all or any portion of the Commercial Center between Landlord and another tenant, or prospective tenant, as the case may be; and (e) any other then existing uses by other tenants, sublessees, licensees or occupants within the Commercial Center. In no event shall Tenant be precluded from using the Property for all banking, residential mortgage lending and related regulatorily approved financial services permissible for banks and bank-affiliated companies; provided, however, that such related financial services do not violate any of the prohibited uses set forth in sections (a)-(e). If both Tenant and Landlord wish to provide a competing regulatorily approved related financial service, then the person first providing such service within the Commercial Center shall be entitled to exclusively provide such service within the Commercial Center.

          1.18.    Regulatory Approval    the regulatory approval that Tenant is required to obtain from all applicable Federal and State of Maryland regulatory bodies in order to operate a branch bank office at the Property.

          1.19.    Rent Commencement Date    the earlier to occur of

            a)    The later of:

              1)    One Hundred Twenty (120) days after Commencement Date; or

              2)    One Hundred Twenty (120) days after Landlord's Delivery Date; and

            b)    The date Tenant opens for business to the public at the Property.

          1.20.    Tenant Improvements    include the Building, sidewalks and curbs, building lighting fixtures and conduits, utility connections (including, without limitation, cable connections), paved parking and driveways, road gutters and landscaping on the Property, and all other improvements necessary for Tenant's use of the Property (other than Landlord's Land Site Improvements and Landlord's Property Site Improvements) now, or hereafter constructed on the Property by Tenant in the approximate location shown on Exhibit A-1.

          1.21.    Tenant's Notice Address    the following address for notices or such other address as Tenant may designate in writing from time to time:

      Carrollton Bank
      344 North Charles Street-Suite 300
      Baltimore, Maryland 21201-4301
      Attention: Robert A. Altieri, President

      With a copy to:

      William C. Rogers, Jr., Esquire
      Rogers, Moore & Rogers
      6 South Calvert Street
      Baltimore, Maryland 21202

          1.22.    Term    the Initial Term or the applicable Extension Term, whichever is then in effect.

        2.    Preconditions to Tenant's Lease Obligations.

          2.1.  Tenant's obligations under this Lease shall be conditioned upon the following:

            (a)   Tenant may, but shall not be obligated to, have a title report prepared for the Property. If such title report indicates that Landlord is unable to convey a leasehold interest in the Property reasonably acceptable to Tenant, Tenant may terminate this Lease upon written notice to Landlord within one hundred twenty (120) days after the Commencement Date. If

    Tenant does not elect to terminate this Lease upon written notice to Landlord within such one hundred twenty (120) day period, this precondition will be deemed waived.

            (b)   Tenant may, but shall not be obligated to, have a survey of the Property prepared at Tenant's sole cost and expense by a surveyor of Tenant's choice within one hundred twenty (120) days after the Commencement Date. If such survey shows encroachments onto or from the Property, violations or restrictions of record, boundary line conflicts, or other information that Tenant reasonably finds objectionable, then Tenant may terminate this upon giving written notice to Landlord within one hundred twenty (120) days after the Commencement Date. If Tenant does not elect to terminate this Lease upon written notice to Landlord within such one hundred twenty (120) day period, this precondition shall be deemed waived.

            (c)   Tenant may, but shall not be obligated to, commission an environmental assessment of the Property, which assessment shall be completed within one hundred twenty (120) days after the Commencement Date. If the assessment indicates the presence of any Hazardous Materials or if the assessment indicates that further assessment is reasonably warranted due to the possible presence of Hazardous Materials, Tenant may terminate this Lease upon giving written notice to Landlord within one hundred twenty (120) days after the Commencement Date. If Tenant does not elect to terminate this Lease upon written notice to Landlord within such one hundred twenty (120) day period, this precondition shall be deemed waived.

            (d)   Tenant may, but shall not be obligated to, have soil borings prepared for the Property within one hundred twenty (120) days after the Commencement Date. If such soil borings indicate that Tenant is unable to construct and use the Tenant Improvements on the Land as intended to be designed by Tenant and the Tenant Improvements cannot be redesigned to Tenant's satisfaction to accommodate the soil conditions, Tenant may terminate this Lease upon written notice to Landlord within one hundred twenty (120) days after the Commencement Date. If Tenant does not elect to terminate this Lease upon written notice to Landlord within such one hundred twenty (120) day period, this precondition shall be deemed waived.

            (e)   Tenant, at its sole cost and expense, shall file for and thereafter diligently pursue Regulatory Approval, provided, however, that Regulatory Approval shall be given, if at all, within one hundred twenty (120) days after the Commencement Date. Tenant shall notify Landlord in writing (the "Regulatory Approval Notice") promptly after Tenant receives Regulatory Approval. If Regulatory Approval is denied, this Lease shall be of no further force and effect, and neither party shall have any further rights or obligations hereunder. The foregoing notwithstanding, if Tenant has not received Regulatory Approval within one hundred (120) days following the Commencement Date, this Lease will be deemed terminated unless the parties otherwise agree.

          2.2.  Tenant is hereby granted the right and privilege to enter upon the Property and to perform such tests and take such samples and measurements as required to satisfy the conditions precedent set forth in this Section 2; provided that Tenant shall restore the Property to its condition prior to Tenant's entry thereon; and provided further that Tenant shall indemnify and hold Landlord harmless for any claim of loss or damage arising out of Tenant's entry onto the Property. Tenant's obligations hereunder will survive termination of this Lease. Tenant's entry upon the Property under this Section 2.2 shall not be deemed possession by the Tenant.

          2.3.  If Tenant gives written termination notice to Landlord in a timely manner because of any item not acceptable to it under Section 2.1 above, this Lease shall be of no further force or effect, and neither party shall have any further rights or obligations hereunder except those rights or obligations that expressly survive termination of this Lease.

        3.    Lease Term.

          3.1.    Initial Lease Term.    The initial term (the "Initial Term") of this Lease shall commence on the Commencement Date and shall expire at the end of the month that is twenty (20) years after the Rent Commencement Date unless sooner terminated in accordance with the provisions hereof. After the Rent Commencement Date and upon Landlord's request, Tenant shall promptly enter into a written agreement with Landlord, mutually acceptable and in recordable form, stipulating the Commencement Date, the Rent Commencement Date, and expiration date of the Initial Term.

          3.2.    Extensions.    Provided Tenant is not then in monetary or material non-monetary default of this Lease beyond any applicable cure period, Tenant may extend this Lease for four (4) additional periods of five (5) years each (each an "Extension Term") on the same terms and conditions as provided in this Lease, by delivering written notice of the exercise thereof to Landlord not later than six (6) months before the expiration of the then current Term. On or before the commencement date of the Renewal Term in question, at either party's request, Landlord and Tenant shall execute an amendment to this Lease confirming the Extension Term on the same terms and conditions as provided in this Lease, except as follows:

            (a)   After the last scheduled Extension Term hereunder, Tenant shall have no further extension options unless expressly granted by Landlord in writing; and

            (b)   Landlord shall lease to Tenant the Property in its then-current condition.

Tenant's rights under this Section 3.2 shall terminate if (i) this Lease or Tenant's right to possession of the Property is terminated, or (ii) Tenant fails to timely exercise its option under this Section 3.2, time being of the essence with respect to Tenant's exercise thereof.

          3.3   Any holding over by Tenant after the expiration of the Initial Term or Extension Term, as applicable, without the consent of Landlord, shall be construed to be a tenancy from month-to-month at one and one-half (1.5) times the Annual Rent herein specified pro-rated on a monthly basis, and shall otherwise be on the terms and conditions herein specified, so far as applicable.

        4.    Landlord's Construction and Other Site Obligations.

          4.1.  Landlord has subjected its interest in the Property to the Declaration of Covenants, Conditions and Restrictions (substantially in the form attached hereto as Exhibit C, the "Declaration"). The parties acknowledge and agree that this Lease is subject to the terms, provisions and conditions of the Declaration, as amended. Provided Tenant is not in default of any of its monetary or non-monetary obligations beyond any applicable cure period, Landlord shall not modify or amend the Declaration so as to limit Tenant's material rights or increase any of Tenant's material obligations without the Tenant's consent during the Term, which consent shall not be unreasonably withheld or delayed.

          4.2.  The Final Development Plan to be attached as Exhibit A-2, depicts the site improvements to be constructed by both Landlord and Tenant. Landlord shall make application to the appropriate governmental agencies, quasi-governmental agencies and utility companies for site plan approval and all other permits and approvals necessary to commence construction of Landlord's Property Site Improvements and Landlord's Land Site Improvements. Landlord shall use commercially reasonable efforts to obtain such, permits, and to substantially complete the construction of Landlord's Land Site Improvements within one (1) year following the Commencement Date.

          4.3.    Substantial Completion.    For all purposes of this Lease, the phrase "substantial completion of Landlord's Land Site Improvements" shall be deemed to have occurred when

  Landlord's Engineer furnishes a certificate to Landlord and Tenant certifying that the Landlord's Land Site Improvements are sufficiently complete to enable Tenant to commence construction of Tenant Improvements, which certification shall be conclusive, in the absence of bad faith or fraud.

          4.4.    Termination.    If Landlord's Delivery Date does not occur on or before one (1) year following the Commencement Date, the date may be extended upon written notice by Landlord up to one hundred eighty (180) days, for any delays caused by force majeure (as defined herein). If Landlord's Delivery Date does not occur within such time period (as may be extended), Tenant shall have the right to terminate this Lease by notice to Landlord sent any time before Landlord's Delivery Date (as may be extended) occurs. In such event, neither party shall have any further rights or obligations hereunder except for those obligations that expressly survive termination.

        5.    Tenant's Construction Obligations.

          5.1.    General.    Tenant shall construct or cause to be constructed at Tenant's sole cost and expense the Tenant Improvements in a good and workmanlike manner. All construction by Tenant shall be done pursuant to plans and specifications therefor prepared by a licensed architect or engineer. All such plans and specifications for the Tenant Improvements shall be subject to Landlord's prior written approval, which approval shall not be unreasonably withheld or delayed. The foregoing notwithstanding, Landlord's approval will not be required for changes in the construction Plans by Tenant, the estimated cost of which does not exceed Twenty-Five Thousand ($25,000.00) Dollars. Tenant shall perform its work without interfering with other construction on the Property or within the Commercial Center and shall cooperate with the contractors of Landlord and other tenants within the Commercial Center. Tenant shall bear all risk of theft, loss or damage to its personal property, including building materials stored on the Property or incorporated into the Tenant Improvements, from whatsoever cause, unless such loss or damage is due to the negligence or willful misconduct of Landlord.

          5.2.    Timing.    Within ninety (90) days after the Commencement Date, Tenant shall prepare, or cause to be prepared, complete plans and specifications for the Tenant Improvements (the "Plans") and shall submit the same to Landlord for Landlord's approval, which approval shall not be unreasonably withheld or delayed. If Landlord objects to Tenant's Plans, Tenant shall revise the Plans in an effort to respond to Landlord's objections and resubmit the Plans within twenty (20) calendar days thereafter. If Landlord does not respond or object within ten (10) days after Tenant's initial submission of the Plans or within five (5) Business Days after Tenant's resubmission of the Plans, the Plans will be deemed approved. Within ten (10) days after (i) the Plans for the Tenant Improvements having been approved or deemed approved, Tenant shall make application to the applicable jurisdiction for a building permit (the "Tenant's Building Permit") and to all other appropriate governmental agencies, quasigovernmental agencies and utility companies for all permits and approval necessary to construct the Tenant Improvements. Tenant shall substantially complete construction of the Tenant Improvements within one hundred twenty (120) days after Landlord's Delivery Date. As used herein, the phrase "substantial completion of the Tenant Improvements" shall mean that construction of the Tenant Improvements is sufficiently complete to permit Tenant to occupy and use the Property for Tenant's business operations notwithstanding the existence of certain minor items that are incomplete or unfinished (i.e., "punch list items"). Tenant hereby grants Landlord permission to assist Tenant with regard to the processing of Tenant's applications for the Tenant's Building Permit and all other permits or approvals, except the Regulatory Approval, which shall be the sole responsibility of Tenant.

        6.    Use of Property.

          6.1.  Landlord covenants as follows:

            (a)   public water (excluding Tenant's water meter), electric power, and sewer service exist or will be stubbed by Landlord to a central point located along Hoagie Drive, contiguous to the Property;

            (b)   appropriate storm water management serves or will serve the Property and adequately sized storm drain pipe will be provided to the lease line of the Property to satisfy Tenant's storm water management and drainage requirements;

            (c)   the Property is zoned as B-3 and a branch bank with drive-in facilities is a permitted use in this zoning classification;

            (d)   Landlord has not acquired or received any information that would raise reasonable doubt about the right of Tenant to use the Property for a branch bank including a drive-in facility; and

            (e)   Landlord has not and will not take any action to request a change in the zoning of the Property that would preclude the use of the Property for a branch bank including a drive-in facility.

          6.2.  Tenant may initially use the Property for the Permitted Use.

          6.3.  Tenant shall promptly comply with all laws, rules, regulations, requirements, notices of governmental bodies and public authorities and the reasonable recommendations of the local board of fire underwriters rating bureau or other fire insurance rating organization for the Market Area and of the Landlord's insurers, pertaining to the Property, the improvements thereon or their use, occupancy or maintenance. Landlord shall promptly comply with all laws, rules, regulations, requirements, notices of governmental bodies and public authorities and the reasonable recommendation of the local board of fire underwriters rating bureau, or other fire insurance rating organization for the Market Area pertaining to the Common Elements.

          6.4.  Tenant will comply with all provisions of the Americans With Disabilities Act (the "ADA") with respect to the Property, and Landlord shall comply with all provisions of the ADA, if any, with respect to the Common Elements.

        7.    Limitation on Multiple Banking Uses.

          7.1.  Except as otherwise specifically set forth in this Lease, from and after the date of this Lease and for so long thereafter as Tenant is not in default beyond any applicable cure period hereunder, Landlord shall not lease or sell space in the Commercial Center to another commercial bank, savings bank, savings and loan association, credit union, residential mortgage operation, or regulatorily approved related financial service (the "Use Restriction"); provided, however, that if Tenant ceases to use the entire Property, excluding any expressly permitted license or sublease of a portion thereof, for a period in excess of six (6) consecutive months (not including time used for repairing a casualty) for commercial banking, residential mortgage lending and regulatorily approved related financial services permissible for banks and bank-affiliated companies, the Use Restriction shall terminate. The Use Restriction shall not include automated teller machines installed in the interior of other buildings of the Commercial Center by other owners or tenants of such buildings.

          7.2.  Landlord and Tenant agree that in the event Landlord violates the foregoing Use Restriction, Tenant's remedies shall include injunctive relief and/or actual damages and any other remedy available to it at law or in equity. The foregoing notwithstanding, in no event shall Tenant be entitled to consequential or punitive damages.

        8.    Rent.

          8.1.  Commencing on the Rent Commencement Date and continuing throughout the Initial Term, Tenant shall pay Annual Rent in equal monthly installments, in advance, on the first day of each calendar month. If the Rent Commencement Date falls on a day other than the first day of a calendar month, then the Annual Rent for any fractional month during the Term shall be apportioned on a daily basis based upon a thirty (30) day month.

          8.2.  Whenever under the terms of this Lease any sum of money is required to be paid by Tenant in addition to the Annual Rent herein reserved, said sum shall be deemed to be additional rent ("Additional Rent") and collectible as rent whether or not so designated. All Annual Rent and Additional Rent shall be paid without prior demand, except as provided otherwise by the terms of this Lease, and without any setoff, abatement or deduction of any nature whatsoever. Any payment by Tenant of a lesser amount of Annual Rent or Additional Rent than is then due shall be applied to such category of arrearage as Landlord may designate irrespective of any contrary designation by Tenant and to the oldest, most recent or other portion of the sum due as the Landlord may determine; and Landlord's acceptance of any such partial payment shall not be deemed an accord and satisfaction, and shall be without prejudice to Landlord's right to pursue any other remedies.

          8.3.  All rent under this Lease shall be paid to Landlord at Landlord's Payment Address.

        9.    Common Elements Operating Costs.

          9.1.  Tenant shall pay to Landlord Tenant's proportionate share of the actual Common Elements Operating Costs during the Term in accordance with this Section 9.

          9.2.  The term "Common Elements Operating Costs" means any and all actual out-of-pocket expenses incurred by Landlord in operating the Common Elements including without limitation, (i) payment for personal property taxes and property insurance for the Common Elements, (ii) the costs of lighting, painting, maintaining, repairing and replacing the common pylon signs and (iii) the costs incurred by Landlord, if any, for maintenance of the storm water management system and common lines thereto.

          9.3.  The Tenant's proportionate share of the actual Common Elements Operating Costs shall be the percentage that the square footage of the Property bears to the total square footage of the Commercial Center, which will be calculated when Landlord's Engineer determines the actual square footage of the Property in accordance with the granting clause on page 1 of this Lease and memorialized in the Amendment. Within one hundred and twenty (120) days after the end of each calendar year, Landlord shall furnish Tenant with a statement (in reasonable detail) of the actual Common Elements Operating Costs incurred by Landlord or its assignees during such prior calendar year prepared in accordance with sound accounting practices. Tenant shall pay its proportionate share of the actual Common Elements Operating Costs within thirty (30) days after receipt of such statement.

          9.4.  On fifteen (15) days written notice and during normal business hours at Landlord's place of business, Tenant shall have the right to audit, at Tenant's cost, the Landlord's books and records for the immediately preceding calendar year to verify the actual Common Elements Operating Costs. Any errors disclosed by the review shall be promptly corrected by Landlord; provided, however, that if Landlord disagrees with any such claimed errors, Landlord shall have the right to cause another review to be made by an auditor of Landlord's choice and at Landlord's sole expense. In the event the results of the review of records (taking into account, if applicable, the results of any additional review caused by Landlord) reveal that Tenant has overpaid obligations for a preceding period, the amount of such overpayment shall be credited against Tenant's subsequent installment(s) of Annual Rent, Additional Rent or other payments next coming due to

  Landlord under the Lease. In the event that such results show that Tenant has underpaid its obligations for a preceding period, the amount of such underpayment shall be paid by Tenant to Landlord within thirty (30) days after Tenant's receipt of Landlord's demand therefor. In the event any such audit shall reveal an overcharge to Tenant in excess of ten percent (10%), in the aggregate, of the actual amount that should have been charged to Tenant for the subject year, Landlord shall reimburse Tenant for the reasonable cost of such audit and the overcharge within thirty (30) days after demand.

        10.    Taxes and Assessments.

          10.1. During the Term, Tenant shall bear, pay and discharge all real estate taxes, special and benefit assessments, minor privilege charges, metropolitan district charges and other public charges levied or imposed by any governmental agency upon or with respect to ownership, use or occupancy of the Property (including, without limitation, the land and Tenant Improvements on the Property).

          10.2. If at any time during the Term of this Lease under the laws of the United States, State of Maryland, or any political subdivision thereof in which the Property are situated, a tax or excise on rent or any other tax, however described, is levied or assessed by any such political body against Landlord on account of rentals payable to Landlord hereunder, such tax or excise shall be considered for the purpose of this Lease a real property tax. In addition, in the event that real estate taxes are withdrawn, in whole or in part, and any substitute tax is made therefore, such tax shall in any event for the purpose of this Lease be considered a real estate tax, regardless of the source from which it is collected.

          10.3. In the event the taxing authorities include in such taxes the value of any machinery, equipment, fixtures, inventory or other personal property or assets of Tenant, Tenant agrees to pay before delinquency, the entire amount of the taxes attributable to such items in addition to, but not in duplication of, the taxes referred to above.

          10.4. All sums payable by Tenant under this Section 10 shall be paid at least thirty (30) days prior to accrual of interest or penalty for nonpayment and Tenant shall furnish Landlord with evidence of payment in the form of official tax receipts promptly after payment. In any case in which Tenant contests in good faith any such imposition Tenant may defer payment to the extent that it is necessary and legally possible to defer the same in order to make such contest and diligently pursue the same, but in such event it shall be a condition of Tenant's privilege to defer any payment, that Tenant shall, if so requested by Landlord, furnish Landlord, with a bond, reasonably satisfactory to Landlord as to surety, in an amount and upon such conditions as shall reasonably be necessary to protect the interest of Landlord against any loss or impairment resulting from such delay.

          10.5. The parties shall take such reasonable action as may be necessary or appropriate in order that proposed assessment notices and separate tax bills for the Property are sent by taxing authorities directly to Tenant, including, if necessary, a designation of Tenant's address as address of record for the owner for tax assessment and billing purposes. Tenant shall promptly furnish to Landlord copies of all such proposed assessment notices and separate tax bills that Tenant receives from the taxing authorities. Tenant shall have the right to contest the validity and/or seek a reduction of said assessment at Tenant's sole cost and expense. Tenant shall indemnify Landlord, for the amount of any interest, penalty and additional cost (including reasonable attorney's fees) payable by Landlord as a result of Tenant's contest of the validity of or attempt to reduce such assessment. Tenant shall have the right to institute such proceedings in the name of the Landlord as Tenant may deem necessary to contest the validity or seek a reduction of said assessment; provided that, if it is necessary to institute said proceedings in the name of the Landlord, the Landlord shall be given as much prior written notice of said proceedings as reasonably practicable.

  Landlord will, at Tenant's sole cost and expense, execute and deliver to Tenant such documents and/or information as Tenant may reasonably require in connection with Tenant's contest of the validity of or attempt to reduce said assessment. Any refunding resulting from a contest by Tenant (as well as any refund resulting from proceeding instituted by Landlord), shall be applied and paid first to reimburse Tenant or Landlord for the costs and expenses of the proceeding, including reasonable attorney's fees. If the Property is separately assessed, the remainder of the refund shall belong to Tenant.

          10.6. Nothing contained in this Lease shall be deemed to include within the definition of the term "real estate taxes" any tax such as inheritance, estate, succession, gift and/or federal or state income taxes that are or may be imposed upon Landlord.

        11.    Utilities.

          11.1. Beginning on the date that Tenant enters the Property for construction of Tenant Improvements, Tenant shall pay, when due, all hook-up and consumption charges for all utility services furnished to the Property, including, but without limitation, heat, air conditioning, gas, electricity and telephone, which services shall all be separately metered to Tenant (at its cost). Tenant shall, at its cost, install and use the utilities serving the Property in accordance with the rules and regulations of the public or private utility company or the governmental agency supplying the same. Tenant shall not be compelled to hook-up and use any utility merely because it is available, provided Tenant identifies in its Plans which utilities Tenant desires to serve the Property.

          11.2. Landlord shall not be liable to Tenant for damages because of interruptions in storm water management or any other utilities unless such interruption is due to the negligent or willful act of Landlord, its employees, agents, contractors, or subcontractors, and Tenant shall not be entitled to claim a constructive eviction due to such interruption; but Landlord shall proceed with reasonable diligence to restore or cause to be restored such service to the extent that it is within Landlord's control to do so.

        12.    Maintenance.    At Tenant's sole cost, Tenant shall keep and maintain the entire Property in good condition and repair. All garbage and trash shall be stored in trash enclosures on the Property until removed. Tenant shall, at its expense, regularly remove Tenant's garbage and trash. Notwithstanding anything contained in this Lease to the contrary, if Tenant refuses or neglects to repair all or any portion of the Property and Tenant Improvements as required hereunder and to the reasonable satisfaction of Landlord within thirty (30) days following Landlord's written notice, Landlord may make such repairs without liability to Landlord for any loss or damage that may accrue to Tenant's merchandise, fixtures or other property, or to Tenant's business by reason thereof, and upon completion thereof, Tenant shall pay Landlord's reasonable costs for making such repairs plus twenty percent (20%) for overhead upon presentation of a bill therefore, as Additional Rent. Landlord shall not be required to make any repairs or improvements of any kind to any portion of the Property.

        13.    Alterations.    After the Tenant Improvements have been completed in accordance with the Plans, Tenant shall not thereafter make any alterations, additions, or improvements affecting structural or support elements of or in the Building or affecting any utility systems serving the Property or other parts of the Property without Landlord's prior written approval, which approval shall not be unreasonably withheld or delayed. Any alterations, additions, or improvements by Tenant that are permitted hereunder or thereafter approved by Landlord shall be installed at Tenant's sole cost and will be performed in compliance with all applicable laws, rules and regulations and the Declaration and, except as otherwise expressly set forth herein, at the end of the Term or sooner expiration of this Lease, become the property of Landlord and remain upon the Property.

        14.    Trade Fixtures.    All furniture, counters, business machinery, banking equipment (regardless of the manner of installation), vaults, if any, and interior removable partitions placed upon the Property during the Term, shall be considered as chattels (for subsequent removal purposes) and shall not become part or parcel of the real property, thereby permitting the same to be removable by the Tenant at the termination of this Lease. Any damage caused by any such removals shall be repaired by Tenant. Upon any termination or expiration of this Lease, all Tenant Improvements attached to the Property other than the above (which shall be the property of the Tenant) shall become the property of Landlord.

        15.    Signs.    Subject to the Declaration and all applicable governmental approvals, Tenant shall be entitled to install and maintain on the Property, at its cost and expense, permanent professionally prepared signs containing Tenant's trade name or logo so long as such signs are attached to the building now or hereafter constructed on the Property. The foregoing notwithstanding, Tenant's sign plans for the Property are attached hereto as Exhibit D. Tenant may, if permissible under applicable governmental sign regulations, install directional signs on the Property and a corporate-standard environmental surround for each of Tenant's automatic teller machines ("ATM"). Tenant shall further have the right to Tenant's proportionate share of the signage area of the Common Elements pylon sign within the Commercial Center, subject to any governmental requirements and approvals for purposes of the pylon sign area. Tenant's proportionate share shall be a fraction, the numerator of which is the square footage of the Property and the denominator of which is the square footage of the Commercial Center. Each tenant within the Commercial Center, including Tenant, shall maintain its own sign box on such pylon sign, and Landlord shall maintain the remainder of the pylon sign as part of the Common Elements.

        16.    Landlord's Access.    Landlord and its duly authorized representatives may enter the Property upon reasonable advance notice to Tenant (unless an emergency exists) and subject to Tenant's security requirements, to inspect the Property, to rectify defaults of Tenant pursuant to the rights granted to Landlord under Section 28 (but only after Tenant has failed to commence and diligently pursue a cure of the default within any applicable cure period granted elsewhere in this Lease), and to repair any Common Elements serving other parts of the Property; provided, however, that any such entry by Landlord and its representatives shall be done in such a manner so as to not unreasonably interfere with the conduct of Tenant's business operations on the Property or compromise security of the Property. During the six (6) months prior to the expiration of the Term, Landlord may exhibit the Property and Tenant Improvements to prospective tenants or purchasers, and place upon the same the usual notices "To Let" or "For Sale" which notices Tenant shall permit to remain thereon without molestation. Landlord shall promptly restore any disturbance to the Property caused by any work performed by Landlord on the Property. Landlord may bring upon the Property all things reasonably necessary to perform any work done in the Property pursuant to this Section 16. Nothing herein contained shall be deemed or construed to impose upon Landlord any obligation or responsibility whatsoever for the care, maintenance or repair of the Property, except as otherwise specifically provided in this Lease.

        17.    Rules and Regulations.    Tenant further warrants, represents, covenants, and agrees to:

          17.1.   Keep the Property in a neat and clean condition;

          17.2.   Pay before delinquency any and all taxes, assessments and public charges levied, assessed, or imposed upon the Property, Tenant's business or upon Tenant's fixtures, furnishings or equipment in the Property and pay when and as due all license fees, permit fees and charges of a similar nature for the conduct by Tenant or any permitted subtenant of any business or undertaking authorized hereunder to be conducted in the Property;

          17.3.   Not permit the accumulation (unless in concealed metal containers) or burning of any of Tenant's rubbish or garbage in, on or about any part of the Property;

          17.4.   Observe all other reasonable rules and regulations established by Landlord for all tenants in the Property from time to time; provided that (i) Tenant shall be given at least five (5) days' notice thereof, (ii) such rules and regulations shall be uniformly applicable to all tenants in the Commercial Center, and (iii) Landlord shall use reasonable efforts to enforce the rules and regulations in respect of all tenants of the Commercial Center;

          17.5.   Comply with and observe all existing and future covenants of record that affect or are applicable to the or Property and/or the Common Elements, including, without limitation, the covenants, conditions and restrictions contained in the Declaration;

          17.6.   Not use the parking areas, sidewalks adjacent to or any other space outside the Building for display, sale, storage or any other similar undertaking; provided that such limitation shall not affect the use of the drive-in area, the night depository, and the ATM's for their intended purposes;

          17.7.   Not use any advertising medium or sound devices inside the Building that may be heard outside the Property, or permit any objectionable odors to emanate from such improvements; provided that such limitation shall not affect the use of the drive-in area, the night depository, and the ATM's for their intended purposes;

          17.8.   Not use the plumbing facilities in the Property for any purpose other than that for which they were constructed, or dispose of any foreign substances therein, whether through the utilization of "garbage disposal" units or otherwise;

          17.9.   Not use for any purpose all or any portion of the roof or exterior walls of the Property other than for Tenant's signs as provided in this Lease and communications equipment, including antennae or satellite dishes; and

          17.10.   Not place any paper or cardboard or other temporary signs on the exterior of the improvements unless any such temporary signs are professionally done and neat in appearance.

        18.    Indemnification.

          18.1.   Tenant shall defend, indemnify and save Landlord harmless from and against any and all claims, actions, demands, damages, liability and expenses (including reasonable attorney's fees) for injury to the property of others and injury or death of persons which occurs on any portion of the Property or is caused by or arises (i) out of or in connection with Tenant's use or occupancy of the Property or any negligent act or omission of Tenant, its agents, employees, servants or contractors, or (ii) out of breach by Tenant of any term, covenant or condition of this Lease to be performed or observed by Tenant. Tenant shall not be liable, however, for any claims, actions, demands, damages, liability and expenses (including reasonable counsel fees) described in the preceding sentence that result from the negligence of Landlord, its agents, employees, servants, or contractors.

          18.2.   Landlord shall defend, indemnify and save Tenant harmless from and against any and all claims, actions, demands, damages, liability and expenses (including reasonable attorney's fees) for injury to the property of others and injury or death of persons which is caused by or arises (i) out of or in connection with the operation or maintenance by Landlord of the Common Elements, or by any negligent act or omission of Landlord, its agents, employees, servants or contractors, or (ii) out of breach by Landlord of any term, covenant or condition of this Lease to be performed or observed by Landlord. Landlord shall not be liable, however, for any claims, actions, demands, damages, liability and expenses (including reasonable counsel fees) described in the preceding sentence that result from the negligence of Tenant, its agents, employees, servants, or contractors.

        19.    Insurance and Casualty.

          19.1.    Property Insurance.    During the Term, Tenant shall, at its expense, keep in force insurance on the Tenant Improvements, whether now or hereafter constructed, for their full insurable value (written on a 100% replacement cost basis), and covering against all risks. Such policy shall include Builder's Risk coverage in an amount equal to the total cost of construction with respect to the construction contemplated by Tenant's Plans. Such policy shall name Landlord as an additional insured as its interests may appear.

          19.2.    Restoration After Casualty Loss.

            (a)   In the event of casualty damage to the Tenant Improvements (excluding any common area on the Property), Tenant shall proceed diligently to restore or cause to be restored the damaged Tenant Improvements without any abatement in Annual Rent. Such restoration shall be at Tenant's sole cost and shall not be limited to the amount of insurance proceeds recovered by Tenant. Tenant shall be entitled to all insurance proceeds for restoration of the Tenant Improvements; provided that Tenant shall diligently repair, restore and reconstruct the Tenant Improvements to substantially the same condition existing prior to such casualty. If Tenant does not commence the restoration of the Tenant Improvements as herein required within one hundred twenty (120) days after the date of casualty, and otherwise diligently pursue the completion of said restoration, then, in addition to any other rights or remedies available to Landlord, Landlord shall be entitled to receive all insurance proceeds and, at Landlord's option, exercisable after thirty (30) days' written notice to Tenant, either (a) restore the Tenant Improvements to the extent of insurance proceeds received, or (b) raze and demolish any remaining Tenant Improvements and pave the Property. Notwithstanding anything to the contrary set forth in this Lease, if the Tenant Improvements shall be substantially damaged or destroyed by casualty during the final year of the Initial Term or during the final year of any Extension Term (unless Tenant has exercised or exercises an Extension Term), then this Lease shall terminate as of the date of such damage or destruction and all insurance proceeds shall be paid solely to Landlord. Nothing in this Paragraph 19.2(a) shall be construed as limiting Tenant's rights to exercise Extension Terms.

            (b)   In the event of damage or destruction by fire or other casualty to the Common Elements, Landlord shall proceed diligently to restore or cause to be restored the Common Elements.

          19.3.    Liability Insurance of Tenant.    Commencing on the date Tenant enters the Land for construction of the Tenant Improvements and throughout the Term, Tenant shall, at its expense, keep in force commercial general liability insurance, automobile liability insurance, boiler liability insurance and sprinkler damage liability insurance, covering bodily injury and property damage occurring on the Property, including contractual liability coverage for Tenant's indemnity obligations under this Lease with a limit of not less than Two Million Dollars ($2,000,000.00) for bodily injury and death and for property damage and with not less than Five Million Dollars ($5,000,000.00) in the aggregate; which policy shall be written on an occurrence basis. During any period of construction, the liability policy shall include an endorsement covering construction operations. The minimum coverage limits set forth above shall, in Landlord's reasonable discretion, be increased on every fifth anniversary of the Rent Commencement Date to a minimum coverage limit that is then commercially reasonable for Tenant's type of business.

          19.4.    Liability Insurance of Landlord.    During the Term, Landlord shall, at its expense, keep in force commercial general public liability insurance, automobile liability insurance, covering bodily injury and property damage occurring in the Common Elements, including contractual liability coverage for Landlord's indemnity obligations under this Lease with a combined single limit of not less than Two Million Dollars ($2,000,000.00) for bodily injury and death and for property damage and with not less than Five Million Dollars ($5,000,000.00) in the aggregate; which policy shall be written on an occurrence basis. During any period of construction, the liability policy shall include an endorsement covering construction operations. The minimum limitation set forth above shall be increased to a minimum limitation that is then commercially reasonable whenever Landlord exercises its option under Section 19.3 above to require an increase in the minimum limitation of Tenant's liability insurance.

          19.5.    General Requirements.    All liability insurance required to be maintained by Tenant shall name Tenant as named insured and shall include Landlord as additional insured. All liability insurance required to be maintained by Landlord shall name Landlord as named insured and shall include Tenant as additional insured. All insurance required to be maintained by either Landlord or Tenant shall contain a provision that the insurer shall not cancel or reduce the coverage of any such policy without endeavoring to send thirty (30) days' prior written notice to Landlord in case of Tenant's insurance or to Tenant in the case of Landlord's insurance. If Tenant fails to keep the required insurance in force after ten (10) days' notice from Landlord, Landlord may do so and shall be entitled to collect the premiums therefor from Tenant as Additional Rent on demand. All insurance policies shall be written with insurance companies licensed to do business in the state where the Property is located having a Best Manual rating of A- or better as to general policy holders rating and of VII or better as to financial rating (or equivalent ratings as such ratings may be revised from time to time). The insurance required to be maintained under this Lease may be may be carried under a policy commonly known as a "blanket policy." Within three (3) Business Days after the Landlord's Delivery Date and prior to any entry upon the Property by Tenant, its agents or contractors, Tenant shall furnish to Landlord copies and/or certificates of the insurance policies requires to be carried by it under this Section 19.

          19.6.    Workers' Compensation Insurance.    Tenant and any contractors employed or engaged by Tenant shall obtain, keep in force and pay for workers' compensation insurance as required by law.

          19.7.    Waiver of Claims.    Landlord and Tenant each release the other from any loss or damage to the property of each or property in which each may have an interest if the loss is caused by a peril of the type or arising from any cause that the claiming party was obligated to insure against under this Lease. Each party to this Lease shall maintain insurance that contains provisions or endorsements that allow the mutual waivers contained in this subsection.

        20.    Eminent Domain.

          20.1.   If the Property is condemned in whole or in part, such that the remainder of the Property would be inadequate or unsatisfactory for the Permitted Use as reasonably determined by Tenant (which determination shall be made upon written notice to Landlord within thirty (30) days after the condemning authority's first notice of the intended taking, under the power of eminent domain, this Lease shall terminate on the date title and possession vests in the condemning authority. If Tenant fails to timely notify Landlord hereunder, the right of termination will be deemed waived. As used herein, the terms "condemned" and "condemnation" include the sale by Landlord to a condemning authority under threat of condemnation. Landlord shall have the power and authority to convey the entire Landlord's interest in all or any part of the Property to the condemning authority without Tenant's joinder, any such conveyance by Landlord alone shall be deemed free and clear of any leasehold or other interest by Tenant therein, any condemning authority shall be entitled to rely upon the provisions of this sentence in accepting a deed from Landlord alone. As used herein the term "condemnation award" includes the proceeds of any sale by Landlord to a condemning authority under the threat of condemnation.

          20.2.   If any condemning authority notifies Landlord of a proposed condemnation of more than twenty-five percent (25%) of the Property not covered by a building, or more than fifteen percent (15%) of the area of the Building or which includes all or a substantial portion of Tenant's drive-in lanes, Landlord shall give Tenant written notice of the proposed condemnation together with whatever plats and data are furnished to Landlord by the condemnor concerning the extent of the proposed condemnation of the Property. Tenant shall have up to thirty (30) days after the date of such notice in which to elect to cancel this Lease, which shall be effective upon the date title and possession vests in the condemning authority. If Tenant gives written notice of such election within such thirty (30) days, and if the proposed condemnation is consummated, then this Lease shall terminate entirely on the same date that this Lease terminates as to the condemned portion of the Property under Section 20.1 above. If Tenant does not make a timely election to cancel this Lease, and the condemnation is consummated, then Tenant shall restore the remaining Tenant Improvements to a complete architectural unit and in such event the Annual Rent hereunder shall thereafter be reduced by an amount that bears in the same proportion to the Annual Rent payable prior to such condemnation as the area of the Property taken bears to the total area of the Property prior to such condemnation.

          20.3.   If any portion of the Property where the common pylon signs are located is condemned under the power of eminent domain, Landlord shall use commercially reasonable efforts to relocate the pylon sign(s) to a reasonably suitable alternate location within the Commercial Center.

          20.4.   Notwithstanding anything contained herein to the contrary, in the event of the condemnation of all or any part of the Property, Tenant shall not be entitled to share in any part of the condemnation award, including consequential damages, for the taking, either for its leasehold estate or for its rights to use any of the Common Elements, whether or not this Lease is terminated under the provisions of this Section 20 by reason of such condemnation. Tenant shall, however, be entitled to a portion of the award, if any, attributable to Tenant Improvements and to any separate award obtained by Tenant from the condemning authority for moving expenses, loss of trade fixtures, and loss of business; provided, however, that any condemnation award attributable to Tenant Improvements shall be amortized on a straight line basis over a thirty (30) year period, with Landlord receiving the portion amortized and Tenant receiving the balance.

          20.5.   For purposes of this Section 20, Landlord shall give Tenant prompt written notice of any intended taking of all or any portion of the Property by the condemning authority. Tenant shall have thirty (30) days from the receipt of this notice to notify Landlord of its decision to terminate the Lease.

        21.    Assignment and Subletting.

          21.1.   Except as provided in Section 21.2 below, Tenant shall not assign this Lease or sublease all or any part of the Property, nor permit other persons to occupy or conduct business in said Property or any part thereof, nor grant any license, concession, management contract or franchise for all or any part of the Property without Landlord's prior written approval, which approval shall not be unreasonably withheld or delayed provided that all of the following conditions are first satisfied:

            (a)   Tenant shall not then be in default beyond any applicable notice and cure period of any of the terms, conditions or obligations to be performed by Tenant hereunder and shall continue to remain liable for the full and timely performance of all of the terms and conditions hereunder as and when due.

            (b)   The proposed assignee or sublessee shall (i) submit current (within six (6) months of the proposed assignment or subletting) financial statements certified as accurate by its chief financial officer, reasonably acceptable to the Landlord, and such tax returns or other financial information as Landlord may reasonably require, establishing that the proposed assignee or sublessee has net worth and working capital in amounts required by Landlord in its sole discretion; and (ii) execute such additional documentation, including, without limitation, a guaranty or other form of security as may be required by Landlord in its discretion.

            (c)   The entity, organization or individual(s) to which the Property is proposed to be assigned or sublet establishes to the Landlord's reasonable satisfaction, based on the criteria that the Landlord customarily applies to prospective assignees and/or sublessees, that they have experience, reputation, creditworthiness and business knowledge sufficient to operate the Property consistent with what this Agreement requires. Notwithstanding the foregoing, if the proposed assignee or sublessee is a financial institution subject to the oversight of the FDIC (or its successor regulator), satisfaction of the preceding paragraph (b) shall be deemed satisfied along with this paragraph (c).

            (d)   In the event of a subletting, the proposed sublessee shall acknowledge in writing reasonably satisfactory to Landlord that the proposed sublease between Tenant and the sublessee shall be in all respects subject and subordinate to this Lease and that in the event the Landlord terminates this Lease, dispossesses the Tenant or reenters the Property and/or Tenant Improvements in accordance with the provisions of this Lease, Landlord shall have the option to concurrently terminate the rights of the sublessee, in which event the sublessee shall promptly and peaceably vacate the Property and building, or the Landlord may elect to accept the sublessee, in which event the sublessee shall immediately attorn entirely to the Landlord, except that the Landlord shall not be liable for any previous act or omission of the Tenant as against or bound by any prior modification of the sublease that Landlord has not expressly consented to in writing, or by any prepayment of more than one month's rent by the sublessee.

            (e)   The use of the Property and Tenant Improvements by the assignee or sublessee shall be Permitted Use.

            (f)    The Tenant shall pay Landlord, immediately upon receipt thereof, all economic benefit received by the Tenant as a result of the assignment or sublease, including without limitation the difference between (a) the rent payable hereunder with respect to the portion of the Property and Tenant Improvements covered by any such transfer; and (b) the rent received by the Tenant from the assignee or sublessee, as and when each payment of rent is paid. In accordance with this Section 21, the Tenant shall provide Landlord with all agreements, duly executed, relating to the proposed assignment and assumption agreement, or sublease agreement.

          21.2.   Except as otherwise permitted by this Lease, any assignment by operation of law, attachment or assignment for the benefit of creditors, shall, at Landlord's option, be inoperative. If Tenant is a corporation, any transfer of any of the Tenant's issued and outstanding capital stock or any issuance of additional capital stock, as a result of which the majority of the issued and outstanding capital stock or any issuance of additional capital stock, as a result of which the majority of the issued and outstanding capital stock of Tenant is held by a corporation, firm or person or persons who do not hold a majority of the issued and outstanding capital stock of Tenant on the date hereof, shall be deemed a prohibited assignment under this Section 21. If Tenant is a partnership, any transfer of any interest in the partnership or any other change in the composition of partnership which results in a change in the management of Tenant from the person or persons managing the partnership on the date hereof, shall be deemed a prohibited assignment under this Section 21. If Landlord at anytime consents in writing to any assignment or sublease as defined in and prohibited by this Section 21, in addition to any other consideration that may pass between the parties in connection therewith, Tenant and any such assignee or sublessee shall be deemed to have covenanted not to make any further assignment or sublease contrary to the provisions of this Section 21, and such covenants shall be deemed to have made as of the date of such consent and shall take effect prospectively from the date thereof.

          21.3.   Notwithstanding anything contained in Section 21.1 or Section 21.2 to the contrary, Tenant may, at any time, without the consent of Landlord (but subject to subsections (a) and (b) below) assign or otherwise transfer this Lease or any portion thereof to a parent, subsidiary or affiliate corporation or entity; or any corporation or entity resulting from the consolidation or merger of Tenant into or with any other entity; or to any person, firm or corporation acquiring a majority of Tenant's issued and outstanding capital stock or a substantial part of Tenant's physical assets; provided, however, that in the event of such assignment or transfer, as a condition precedent to such assignment or transfer (a) Tenant shall not then be in default of any of its obligations hereunder beyond any applicable notice and cure period; and (b) the assignee shall (i) assume in writing the performance and observance of all the terms and conditions of this Lease; (ii) continue to operate the Property for the Permitted Use (or such other use as may be approved by Landlord in its sole and absolute discretion) and (iii) the assignment or proposed transfer shall have received all necessary governmental and regulatory approvals; and provided further, however, that Tenant shall continue to remain liable for the full and timely performance of all of the terms and conditions under this Lease as and when due, except in the event of a merger or consolidation in which Tenant is not the surviving entity.

        22.    Mechanics' Liens and Other Liens.

          22.1.   If any mechanics' or other lien is filed against all or any part of the Property by reason of any labor, material or service furnished or alleged to have been furnished to Tenant in connection with construction, alteration or repair of improvements on the Property made by Tenant, Tenant shall cause such lien to be released of record by payment, bond or otherwise as allowed by law, at Tenant's expense, within ten (10) business days after the filing and service thereof; and Tenant shall, at its expense, defend any proceeding for the enforcement of such lien, discharge any judgment thereon and save Landlord and any mortgagee harmless from all losses and expenses resulting therefrom including reasonable counsel fees and other expenses incurred by Landlord and any mortgagee, if any of them elect to defend or participate in the defense of such proceedings. Nothing in this Section 22 or elsewhere in this Lease shall be construed as a consent by Landlord that a mechanics' lien for any work authorized or contracted for by Tenant or required by this Lease may attach to or constitute a lien against Landlord's estate.

          22.2.   Tenant shall not permit the Property to be subjected to any statutory lien or any other lien or encumbrance that might obtain priority over Landlord's interest in the Property or be in parity therewith by reason of any act or omission on the part of Tenant or any of its approved licensees or subtenants or their respective agents, servants, employees or contractors other than real estate taxes for which no interest or penalty has yet been incurred; and in the event that any such lien attaches to the Property, Tenant shall discharge such lien promptly by payment, bond or otherwise as allowed by law, at its own expense, within ten (10) business days after the filing (and service or notice) thereof.

        23.    Quiet Enjoyment.    So long as no default exists beyond any applicable cure period, Tenant shall have the peaceful and quiet use of the Property, subject to the terms, covenants and conditions of this Lease, without interference with possession by Landlord or any one claiming by, through or under Landlord.

        24.    Subordination; Landlord's Right to Mortgage; Attornment.

          24.1.    Subordination; Landlord's Right to Mortgage.    Tenant agrees to subordinate this Lease to the lien of any first mortgage or blanket mortgage on the Property and/or Commercial Center, as the case may be. The parties further agree to promptly execute a Subordination, Non-Disturbance and Attornment Agreement ("SNDA") in substantially the same form as shown on the attached Exhibit E. Landlord shall have the absolute right and/or power to mortgage or otherwise create any security interest or other lien or encumbrance upon or affecting the Property, Tenant's leasehold interest therein, or any improvements on the Property or any part thereof at any time and from time to time, and Landlord shall further have the right and/or power to modify, extend, renew, replace, refinance or otherwise change or effect any such mortgage, security interest, lien or encumbrance created by Landlord pursuant to this Lease.

          24.2.    Non-Disturbance; Attornment.    When requested by Landlord, Tenant shall promptly execute the SNDA with any mortgagee or prospective mortgagee, or purchaser or prospective purchaser, of Landlord's estate in the Property, or any improvements thereon or any part thereof at any time and from time to time.

        25.    Estoppel Certificates.    When requested in writing by either party to this Lease (the "Requesting Party"), the other party (the "Responding Party") shall acknowledge in writing to the Requesting Party, a mortgagee or prospective mortgagee, a purchaser or prospective purchaser, of the Requesting Party's estate, that this Lease is unmodified, in full force and effect, free of defaults of the Requesting Party and free of defenses against enforceability (or setting forth any modifications, defaults, disclaimers of the Lease or defenses against enforceability); that the Responding Party has no outstanding claims against the Requesting Party (or setting forth the nature and amount of claims, if any); stating the date to which rent has been paid and the amount of any advance rental paid; stating the Rent Commencement Date and expiration date of this Lease; and the status of any other obligation of the Requesting Party under or with respect to this Lease; it being intended that any such statement may be relied upon by the Requesting Party, any mortgagee or prospective mortgagee, or any purchaser or prospective purchaser, of the Requesting Party's estate.

        26.    Acts of Other Tenants.    Landlord shall not be liable for damage to all or any portion of the Property including, without limitation, the Tenant Improvements, due to the negligent or intentional acts or omissions of any other tenant, subtenant or owner within the Commercial Center or to any condition existing on or emanating from the Commercial Center of any other tenant or owner that is caused by such tenant or owner or their respective agents or contractors, nor shall Tenant be entitled to an abatement of rent to claim an actual or constructive eviction, whole or partial, permanent or temporary, by reason of any such condition on or emanating from such other tenant's or owner's property.

        27.    Environmental Matters.

          27.1.   During the Term of this Lease, Tenant shall: (1) keep the Property (including the surface water, ground water, and improvements to the Property) free of any contamination by Hazardous Materials resulting from any act or omission of Tenant; and (2) comply with all Environmental Laws in its use and occupancy of the Property; provided, however, that Tenant shall be permitted to maintain and use on the Property Hazardous Materials that are customarily maintained and used by businesses similar to Tenant as long as such Hazardous Materials are maintained in appropriate quantities and properly stored, used, disposed of and otherwise in accordance with all applicable laws.

          27.2.   Tenant expressly acknowledges and agrees that it will reimburse, defend, indemnify and hold harmless Landlord, its successors, assigns and other parties claiming any interest in the Property, by, through or under Landlord, from and against any and all liabilities, claims, damages, penalties, expenditures, losses or charges (including, but not limited to, all costs of investigation, monitoring, legal fees, remedial response, removal, restoration or permit acquisition, diminution in value) which may, now or in the future, be undertaken, suffered, paid, awarded, assessed, or otherwise incurred as the result of:

            (a)   any contamination by Hazardous Materials existing on, above or under the Property (including the Tenant Improvements), or any other property outside of the boundary lines of the Property that results from the acts or omissions of Tenant, its subtenants, agents, contractors, licensees or invitees (including, but not limited to, contaminated soil, buildings, facilities and/or ground water); and

            (b)   any investigation, monitoring, clean up, removal, restoration, remedial response or remedial work with respect to Hazardous Materials for which Tenant would be liable under (a) above and undertaken by or on behalf of Landlord after Landlord has provided Tenant written notice of the need for such investigation, monitoring, clean up, removal, restoration, remedial response or remedial work and Tenant has failed to undertake the appropriate action within a reasonable time.

          27.3.   Tenant and Landlord acknowledge and agree that the expiration or termination of this Lease shall not and does not relieve or release either party of any legal liability and responsibility (under common law, statute or regulation) either would otherwise have as tenant or landlord, respectively, of the Property and Tenant Improvements under this Section 27, whether by way of damages, penalties, remedial actions, or otherwise for any adverse effects or consequences resulting at any time from any contamination by Hazardous Materials of the soil, facilities, buildings and/or ground waters which existed on, above or under the Property, or any other property outside the boundary lines of the Property affected by Tenant's breach of its obligations under this Section 27 during the Term.

        28.    Defaults and Remedies.

          28.1.    Defaults.    If Tenant

            (a)   defaults in the payment of Annual Rent and Additional Rent payable under this Lease, and such default continues for more than five (5) business days after receipt of written notice thereof; provided that Landlord shall not be obligated to provide written notice more than twice in any twelve (12) month period; or

            (b)   defaults in the performance or observance of any term, covenant or condition to be performed by it hereunder that may be performed merely by the payment of money and such default is not rectified within ten (10) days after receipt of written notice thereof; or

            (c)   shall allow any insurance policy required to be carried by it hereunder to lapse or to be cancelled and does not cause such insurance to be replaced within five (5) days after receipt of written notice of such lapse or cancellation from Landlord; or

            (d)   defaults in the performance or observance of any other term, covenant or condition of this Lease on Tenant's part to be performed or observed and does not commence to rectify such default within thirty (30) days after written notice thereof or does not thereafter diligently complete the rectification thereof (provided, however, that such nonmonetary default shall be cured no later than one hundred twenty (120) days following Landlord's notice), then, in any of such foregoing events, Landlord may, at its option, and in addition to any and all remedies available to it at law or in equity (i) terminate this Lease and reenter the Property or (ii) reenter the Property without terminating this Lease, and, using due care, assume custody and control thereof for the purpose of protecting the Property and/or for reletting the Property as agent for Tenant and such agency shall be deemed as a power coupled with an interest and shall be irrevocable. In either such event Landlord shall make a reasonable effort to relet the Property and shall be entitled to the benefit of all provisions of the public general laws of Maryland and the public local laws and ordinances of Harford County respecting the summary eviction of tenants in default or tenants holding over, or respecting proceedings in forcible entry and detainer. Notwithstanding termination and/or re-entry, Tenant shall remain liable for any Annual Rent, Additional Rent, and damages (exclusive of consequential damages) having accrued prior thereto and for any Annual Rent, Additional Rent, and damages (exclusive of consequential damages) which shall become due thereafter and shall pay Landlord for all reasonable costs and expenses, including but not limited to, attorneys' and brokers' fees, commissions and expenses, paid or incurred by Landlord in connection with: (1) obtaining possession of the Property; (2) removal and storage of Tenant's or other occupant's property; (3) care, maintenance and repair of the Property while vacant; (4) re-letting the whole or any part of the Property; and (5) repairing, altering, renovating, partitioning, enlarging, remodeling or otherwise putting the Property into condition acceptable to, and reasonably necessary to obtain new tenants.

          28.2.    Other Remedies.    In addition to any and all remedies available to Landlord at law or in equity, if Tenant fails to maintain any insurance required to be maintained by Tenant under this Lease, or fails to furnish evidence of insurance renewals at the times in this Lease required, or allows such insurance to lapse or be cancelled, Landlord may obtain such insurance for Tenant five (5) days following notice from Landlord, and Tenant shall reimburse Landlord for the cost thereof promptly on demand. If Tenant defaults in the performance or observance of any term, covenant or condition, other than the covenant to pay rent, to be performed or observed by it under this Lease, and such default continues without cure or commencement of a reasonable effort to cure same for more than thirty (30) days after written notice thereof, Landlord may take action to rectify such default on Tenant's behalf. Landlord may rectify such default on Tenant's behalf immediately and without such notice if immediate action is reasonably believed to be required in order to avoid injury or damage to other persons or property (including Landlord's property). Subject to Tenant's security requirements, Landlord may enter the Property to rectify such defaults. All money advanced and costs and expenses incurred by Landlord in rectifying any default (including Landlord's reasonable attorney's fees) together with interest thereon at the "Prime Rate" announced from time to time by Carrollton Bank (or such other financial institution as selected by Landlord if Carrollton Bank does not publish or announce a prime rate) as its prime rate plus two percent (2%) per annum from the date advanced until the date paid by Tenant, shall be repaid by Tenant to Landlord on demand.

          28.3.    Payment of Costs.    If Landlord files an action against Tenant to collect Annual Rent or Additional Rent payable under this Lease or any other sum, then Tenant shall pay all reasonable attorney's fees and out-of-pocket costs of collection incurred by Landlord in such action.

          28.4.    Waiver of Lien.    Landlord expressly waives any right to a statutory landlord's lien. Notwithstanding anything contained in this Lease to the contrary, Landlord shall never have any property interest in or lien on or right of distraint against any cash, checks, notes, bonds, securities, passbook, records, or other property held by Tenant for its customers on the Property, whether for safekeeping or collateral, and whether in its vaults, safe deposit boxes, night depository, or safes.

          28.5.    Landlord's Default.    In the event that Landlord defaults in any of Landlord's obligations under this Lease that affect Tenant's use and occupancy of the Property, and fails to cure such default within thirty (30) days after Tenant gives Landlord notice of the Landlord's default, then Tenant shall be entitled, but not obligated, to cure Landlord's default, in which event upon Tenant's demand Landlord shall pay Tenant the reasonable expenses incurred by Tenant in curing Landlord's default; provided, however, that except in the case of an emergency, Tenant shall not make any payment or cause the performance of any act to cure Landlord's default without giving Landlord fifteen (15) days' notice of Tenant's intention to do so. Notwithstanding the foregoing, if Landlord's default is such that it cannot reasonably be cured within thirty (30) days, then, provided that Landlord shall commence to cure the default within thirty (30) days after Tenant gives Landlord notice of the default and thereafter diligently pursues curing of the same, Landlord shall be permitted such additional period of time as necessary to cure the default before Tenant exercises Tenant's remedies under this Section 28.5.

        29.    Bankruptcy or Insolvency.    If any transfer of Tenant's interest in the Property created by this Lease shall be made under execution or similar legal process, or if a petition is filed by or against Tenant to adjudicate Tenant a bankrupt or insolvent under any federal or state law, or if a receiver or trustee shall be appointed for Tenant's business or property and such appointment is not vacated within thirty (30) days, or if a petition is filed by or against Tenant under any provision of federal or state law for a corporate reorganization of Tenant of an arrangement with its creditors, of if Tenant makes an assignment for the benefit of its creditors, or if in any other manner Tenant's interest under this Lease passes to another by operation of law, then, in any of said events, Tenant shall be deemed to have committed a material breach of this Lease, and Landlord may, at its option, terminate this Lease and re-enter the Property; but notwithstanding such termination, Tenant shall remain liable for all rent and damages, suffered or incurred by Landlord.

        30.    Miscellaneous Provisions.

          30.1.    Notices.    All notices from either party to the other under this Lease shall be sent by telegram or Certified Mail, Return Receipt Requested, or hand-delivered with a signed receipt. Whenever in this Lease reference is made to a notice to be given, such notice shall be deemed to have been given when mailed, wired or hand-delivered to the proper notice address of the party to be notified; provided that notices mailed within a time period set forth in the Lease for giving notice shall be deemed given within such time period, if mailed within such time period. Notices to Landlord shall be addressed to Landlord's Notice Address. Notices to Tenant shall be addressed to Tenant's Notice Address.

          30.2.    Successors and Assigns.    This Lease and covenants, terms and conditions herein contained shall inure to the benefit of and be binding upon Landlord, its successors and assigns, and shall be binding upon and inure to the benefit of Tenant and its permitted successors and assigns. As used herein the term "Tenant" includes its permitted successors and assigns, and the term "Landlord" includes its successors and assigns.

          30.3.    Effect of Termination.    Except as specifically provided elsewhere in this Lease, if this Lease is terminated for any reason other than default of Tenant, all liabilities of the parties shall be adjusted as of the effective date of termination. Any termination hereof by reason of a default of the Tenant shall not affect any obligation or liability of Tenant under this Lease.

          30.4.    Severability.    If any term, covenant or condition of this Lease or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and be enforceable to the fullest extent permitted by law.

          30.5.    Final Agreement.    This Lease contains the final and entire agreement between the parties hereto. Neither Landlord nor Tenant shall have any obligation not expressly set forth herein; and neither party shall be bound by any promises, conditions or representations prior to the date hereof which are not expressly set forth therein. Any modification or amendment to this Lease shall be in writing signed by all parties.

          30.6.    Governing Law.    The parties agree that this Lease shall be construed in accordance with the Laws of the State of Maryland.

          30.7.    Liability of Landlord.    If Landlord or any successor in interest to Landlord shall be an individual, joint venture, tenancy in common, firm or partnership, general or limited, there shall be no personal liability on such individual, or the members of such firm, partnership or joint venture with respect to any of the provisions of this Lease, any obligation arising therefrom or in connection therewith. In such event, Tenant shall look solely to the equity of the then owner of Landlord's interest in the Property for the satisfaction of any remedies of Tenant in the event of a breach by the Landlord of any of its obligations hereunder.

          30.8.    Brokers.    Each party hereto hereby represents and warrants to the other that in connection with the leasing of the Property, the party so representing and warranting has not dealt with any real estate broker, agent or finder, except for Retail Properties LLC (the "Broker"). Landlord hereby agrees that it shall pay a commission to the Broker according to a separate agreement. Each party shall indemnify and hold harmless the other party from and against any claims for brokers or other commissions arising by reason of a breach by such party of the foregoing warranty.

          30.9.    No Joint Venture.    Nothing contained in this Lease shall be deemed to give Landlord any interest, control or discretion in the operation of Tenant's business on the Property and nothing contained in this Lease shall be construed to be or to create a partnership or joint venture between Landlord and Tenant.

          30.10.    Recording.    All costs of recording this Lease, or a short form thereof, if it is recorded (including documentary stamps and transfer taxes), shall be borne by the party desiring recordation, notwithstanding any statute to the contrary.

          30.11.    Force Majeure.    If Landlord or Tenant shall be delayed, hindered in or prevented from the performance of any act or obligation required under this Lease (other than Tenant's obligation to pay Annual Rent and Additional Rent hereunder) by reason of acts of God, strikes, lockouts, failure of power or utilities, fire, vandalism, accident, flood, other casualty, riot, insurrection, civil commotion, sabotage, explosion, war, natural or local emergency, or other reasons of a similar nature not within the control of the delayed party, then performance of such act or obligation shall be excused for the period of the delay and the period for the performance of any such act or obligation shall be extended for the period equivalent to the period of such delay. Notwithstanding the foregoing, the provisions of this Section 30.11 shall not automatically extend the time period for Tenant's termination right provided in Section 4.4.

          30.12.    Landlord's Consent.    Unless otherwise provided in this Lease, whenever Landlord's consent, approval or other action is required under the terms of this Lease, such consent, approval or action shall be subject to Landlord's sole judgment and shall be delivered in writing.

          30.13.    Time of Essence.    Time is of the essence with respect to the performance of every covenant and condition of this Lease.

          30.14.    Waiver of Jury Trial.    Landlord and Tenant irrevocably waive the respective rights to trial by jury in any action, proceeding or counterclaim brought by either against the other (whether in contract or tort) on any matter arising out of or relating in any way to this Lease, the relationship of Landlord and Tenant or Tenant's use or occupancy of the Property.

Signatures on Next Page

        IN WITNESS WHEREOF, the parties hereto have executed this Lease under their respective hands and seals as of the day and year first above written.

ATTEST:	LANDLORD:

HICKORY CROSSING, LLC, a Maryland limited liability company

/s/ SUSAN BERNDT	By:	/s/ KIRK A. SALVO	(SEAL)

Name: Kirk A. Salvo
Title: Manager

TENANT:

CARROLLTON BANK, a Maryland state chartered commercial bank

[ILLEGIBLE]	By:	ROBERT A. ALTIERI	(SEAL)
President & CEO

STATE OF MARYLAND	)
	)	SS:
CITY/COUNTY OF Baltimore	)

        I HEREBY CERTIFY that on this 4th day of November, 2003, before me, the undersigned officer, personally appeared Kirk A. Salvo, who acknowledged himself to be the Manager of Hickory Crossing, LLC, a limited liability company, and that he, in such capacity, being authorized to do so, executed the foregoing instrument for the purposes therein contained, by signing the name of the partnership, as Manager.

        IN WITNESS WHEREOF I hereunto set my hand and Notarial Seal.

/s/ SUSAN BERNDT Notary Public
My Commission expires:
1-10-06
STATE OF MARYLAND	)
	)	SS:
CITY/COUNTY OF Baltimore	)

        I HEREBY CERTIFY that on this 28th day of October, 2003, before me, the undersigned officer, personally appeared Robert A. Altier, who acknowledged himself to be the President of Carrollton Bank, a Maryland state chartered commercial bank, and that he, in such capacity, being authorized to do so, executed the foregoing instrument for the purposes therein contained, by signing the name of the bank, as Senior Vice President.

        IN WITNESS WHEREOF I hereunto set my hand and Notarial Seal.

ILLEGIBLE Notary Public
My Commission expires:
July 1, 2006.

LIST OF EXHIBITS

Exhibit A	PLAT (With Commercial Center Outlined in Green and Property outlined in Red)
Exhibit A-1	CONCEPTUAL DEVELOPMENT PLAN
Exhibit A-2	FINAL DEVELOPMENT PLAN
Exhibit B	LANDLORD'S LAND SITE IMPROVEMENTS
Exhibit C	FORM OF DECLARATION OF COVENANTS, CONDITIONS AND RESTRICTIONS
Exhibit D	TENANT'S SIGN PLANS
Exhibit E	FORM OF SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

EXHIBIT A

PLAT

EXHIBIT B

LANDLORD'S LAND SITE IMPROVEMENTS

1.
Landlord will rough grade the Property.

2.
Landlord will cause the construction of public water and sewer lines (excluding Tenant's water meter) serving the Property, and conduits for underground electric and telephone lines all to within five feet (5') of the boundary of the Property.

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Table of Contents
GROUND LEASE
INTRODUCTORY STATEMENT
Signatures on Next Page
LIST OF EXHIBITS
EXHIBIT A PLAT
EXHIBIT B LANDLORD'S LAND SITE IMPROVEMENTS